Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations, financial condition and cash flows of Visteon Corporation (“Visteon” or the “Company”). MD&A is provided as a supplement to, and should be read in conjunction with, the Company’s consolidated financial statements and related notes appearing in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Executive Summary
Description of Business
Visteon Corporation (the "Company" or "Visteon") is a global automotive supplier that designs, engineers and manufactures innovative electronics products for nearly every original equipment vehicle manufacturer ("OEM") worldwide including Ford, Nissan, Renault, Mazda, BMW, General Motors and Honda. Visteon is headquartered in Van Buren Township, Michigan and has an international network of manufacturing operations, technical centers and joint venture operations, supported by approximately 25,500 employees, including 14,000 supporting discontinued operations, dedicated to the design, development, manufacture and support of its product offerings and its global customers. The Company's manufacturing and engineering footprint is principally located outside of the U.S., with a heavy concentration in low-cost geographic regions.

Visteon delivers value for its customers and stockholders through its technology-focused vehicle cockpit electronics business. The Company's vehicle cockpit electronics product line includes audio systems, infotainment systems, driver information systems, connectivity and telematics solutions, climate controls, and electronic control modules. The Company's vehicle cockpit electronics business comprises and is reported under the Electronics segment. In addition to the Electronics segment, the Company has residual operations in South America and Europe previously associated with the Interiors and Climate businesses but not subject to discontinued operations classification that comprise the Other segment.

The pie charts below highlight the sales breakdown for Visteon's Electronics segment for the year ended December 31, 2014. The product, customer, and geographic region data below is adjusted to include a full year of the global automotive electronics business of Johnson Controls Inc., which Visteon acquired on July 1, 2014 (see the "Electronics Acquisition" below).

Strategic Transformation

The Company completed the sale of its Climate operations during the second quarter ending June 30, 2015, and is is now a technology-focused, pure-play supplier of automotive cockpit electronics and connected car solutions as a leading provider of vehicle information and controls, audio and infotainment, and domain controllers.

Climate Transaction - On June 9, 2015, Visteon Corporation and its wholly owned subsidiary, VIHI, LLC (collectively, “Visteon”) completed the sale to Hahn & Co. Auto Holdings Co., Ltd. (“Hahn”) and Hankook Tire Co., Ltd. (“Hankook” and, together with Hahn, the “Purchasers”) of all of its shares of Halla Visteon Climate Control Corporation, a Korean corporation (“HVCC”), for approximately $3.4 billion, or KRW 52,000 per share, after adjusting for the 2014 dividend paid by HVCC to Visteon (the “Climate Transaction”), pursuant to and in accordance with the Share Purchase Agreement, dated as of December 17, 2014 (the “Purchase Agreement”), among Visteon and the Purchasers. The Company received net cash proceeds of approximately $2.7 billion and recognized a pre-tax gain of approximately $2.3 billion in connection with the closing of the Climate Transaction in June, 2015.

In connection with the closing of the Climate Transaction, Visteon, HVCC and/or the Purchasers have entered into certain other agreements, including a transition agreement (pursuant to which the parties will provide certain transition services for a specified period following the closing), a remediation agreement (pursuant to which Visteon will provide certain information technology services for a period of time), engineering and support agreements (pursuant to which the parties will support certain operations of the other following the closing), and a letter agreement (pursuant to which Visteon has agreed to repurchase from HVCC certain electronics operations located in India).

The Company expects to return $2.5 billion-$2.75 billion of cash to shareholders through 2016 via a series of actions including buybacks and special distributions. On June 16, 2015, the Company announced a $500 million buyback in the form of an accelerated share repurchase program to be completed no later than December 31, 2015. Separately, the Company paid down $246 million of long-term debt during June 2015.

Previously, in September 2012, the Company announced a comprehensive shareholder value creation plan founded on the pillars of industrial logic, customer focus and financial discipline. The primary objectives of the comprehensive shareholder value creation plan included the consolidation of Visteon's Climate businesses, the exit of the Interiors business, the optimization of the Electronics business, the strengthening of the balance sheet and enhancing shareholder returns. The Company completed the Climate Consolidation during the year ended December 31, 2013 and made substantial progress in achieving the remainder of the strategic transformation objectives during the year ended December 31, 2014.

•
Interiors Exit - On May 1, 2014, the Company reached an agreement to divest substantially all of its global Interiors business (the "Interiors Divestiture") pursuant to a Master Purchase Agreement, as subsequently amended (the “Purchase Agreement”). Effective November 1, 2014, the Company closed on the majority of the Interiors Divestiture (the "Master Closing"). Subsequent to the Master Closing, the Company completed the sale of Interiors operations in India ("India Closing") and in Thailand on December 1, 2014 and February 2, 2015, respectively. Remaining entities subject to the Interiors Divestiture, which are located in Argentina and Brazil, are expected to close by the second half of 2015 and are subject to various conditions, including regulatory and antitrust approvals, receipt of other third party consents and approvals and other customary closing conditions.

During the year ended December 31, 2014 the Company recorded total losses of $326 million in connection with the Interiors Divestiture. These losses included an impairment loss of $190 million recorded during the second quarter of 2014 in connection with the execution of the Purchase Agreement and additional losses of $136 million recorded during the fourth quarter of 2014 in connection with the Master Closing and the India Closing. Additionally, the Company made cash payments of approximately $150 million, including cash balances transferred, in connection with the Master Closing and the India Closing. The Company expects to record additional losses in connection with the closing of the sales of remaining Interiors operations subject to the Interiors Divestiture in future periods, which are estimated to be approximately $20 million. Additionally, the closing of the sales of remaining Interiors operations subject to the Interiors Divestiture may require cash outflows based on purchase price adjustments at the time of closing.

While the Interiors Divestiture represents the substantial majority of the Company's Interiors business, operations in South America and Europe previously reported within the Interiors segment were excluded from the scope of the Interiors Divestiture. In connection with the preparation of the December 31, 2014 financial statements, the Company determined that an indicator of impairment existed in relation to the long-lived assets of the Europe Interiors operation excluded from the scope of Interiors Divestiture. The Company performed a recoverability test and determined that indicated the assets of this operation were not recoverable. However, no impairment loss was recorded at December 31, 2014 as the fair value of the underlying assets exceeded the respective carrying value. To the extent that a sale transaction becomes more likely to occur in future periods an impairment charge may be required. Additionally, due to certain liabilities and capital requirements of this remaining business, Visteon may be required to contribute cash to such business in connection with any disposition and such amounts could be material. As of December 31, 2014 the Company did not meet the specific criteria necessary for this European Interiors operation to be considered held for sale.

•
Electronics Optimization - Effective July 1, 2014 Visteon acquired substantially all of the global automotive electronics business of Johnson Controls Inc. (the "Electronics Acquisition") for the aggregate purchase price of $297 million, including $31 million of cash and equivalents at the acquired business. The Electronics Acquisition is expected to enhance Visteon's competitive position in the fast-growing vehicle cockpit electronics segment by strengthening its global scale, manufacturing and engineering footprint, product portfolio and customer penetration. Net sales for the acquired business were approximately $1.3 billion for the annual period ended September 30, 2013. On a combined basis, the Company's Electronics business is expected to have approximately $3 billion in annual revenue with a No.2 global position in driver information and above-average growth rates for the cockpit electronics segment, supplying nine of the world's ten largest vehicle manufacturers.

In connection with the Electronics Acquisition, the Company expects to achieve $70 million in annual cost synergies by the end of 2017. During the three-months ended December 31, 2014 the Company announced a restructuring program designed to achieve transaction synergies by reducing fixed costs and implementing operational improvements across the Electronics product group including administrative, engineering and manufacturing functions. The Company expects to incur up to $60 million in restructuring costs through the duration of the program. Through December 31, 2014, the Company had recorded $37 million of restructuring expense in connection with this program and anticipates recording additional restructuring expenses under this program in future periods as underlying plans are finalized.

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Strengthen the Balance Sheet - On July 16, 2014, the Company entered into an agreement to transfer approximately $350 of U.S. pension assets to Prudential Insurance Company of America, to settle approximately $350 million of its U.S. outstanding pension obligation. As a result, the Company recorded a settlement gain of $25 million during the year ended December 31, 2014 and substantially lowered the related risk of economic volatility associated with the pension obligation.

•
Enhance Shareholder Returns - On May 8, 2014, the Company announced an accelerated stock buyback ("ASB") program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $500 million. Under the program, the Company paid the financial institution $500 million and through the month of May, 2014 received a total of 4,523,158 shares of common stock under the program. On October 15, 2014, the capped portion of the program concluded, and the Company received an additional 112,269 shares bringing the total shares received under the program through December 31, 2014 to 4,635,427. As of December 31, 2014, $375 million remained authorized and available for repurchase through December 31, 2015. On May 1, 2015, the uncapped portion of the program concluded, and the Company received an additional 534,214 shares. The final settlement price for all shares delivered under the uncapped portion of the program was $97.25.

Global Automotive Industry

The Company conducts its business in the automotive industry, which is capital intensive, highly competitive and sensitive to economic conditions. During 2014 the global automotive industry continued to experience modest global growth. Vehicle production in China outpaced the overall growth rate fueled by increasing consumer demand. Production in North America also increased based on continuing strength in demand, growing exports, and increased localization of production. Europe production showed a modest increase as a collapsing Russian market offset steady growth in the rest of the region. Production in the remaining regions was mixed due to varying economic, political and social factors.

Light vehicle production levels for 2014 by geographic region are provided below (units in millions):

	Light Vehicle Production
	2014	2013	Change
Global	87.4	84.7	3.1%
North America	17.0	16.2	5.0%
South America	3.8	4.5	(15.7)%
Europe	20.1	19.5	3.2%
China	22.9	21.3	7.9%
Japan/Korea	13.7	13.5	1.4%
India	3.6	3.7	(1.6)%
ASEAN	4.0	4.2	(5.6)%

Source: IHS Automotive

Financial Results Summary

Significant aspects of the Company's financial results for the year ended December 31, 2014 include the following.

•
The Company recorded sales of $2,586 million representing an increase of $862 million when compared with the year ended December 31, 2013. The increase was primarily due to the Electronics Acquisition and the November 2013 acquisition of a controlling ownership interest in Yanfeng Visteon Electronics Co., Ltd. ("YFVE").

•
Gross margin was $340 million or 13.1% of sales for the year ended December 31, 2014 compared to $195 million or 11.3% of sales for the same period of 2013. The increase was primarily attributable to the Electronics Acquisition, the acquisition of a controlling ownership interest in YFVE and improved cost performance.

•	Net loss attributable to Visteon was $295 million, which included total losses on the Interiors Divestiture of $326 million.

•
Cash, excluding cash held for sale of $351 million, was $476 million, $842 million lower than December 31, 2013. The Company's debt, excluding held for sale of $365, was $616 million, $217 million higher than December 31, 2013. As of December 31, 2014 the Company had $140 million of debt in excess of cash.

•	Including discontinued operations, the Company generated $284 million of cash from operating activities, a decrease of $28 million compared with the prior year.

•
Cash used by investing activities of $740 million, inclusive of discontinued operations, primarily consisted of $311 million for the Electronics Acquisition and the Thermal Acquisition, and $147 million related to the Interiors Divestiture.

Consolidated Results of Operations - 2014 Compared with 2013

The Company's consolidated results of operations for the years ended December 31, 2014 and 2013 were as follows:

	Year Ended December 31
	2014	2013	Change
	(Dollars in Millions)
Sales	$2,586	$1,724	$862
Cost of sales	2,246	1,529	717
Gross margin	340	195	145
Selling, general and administrative expenses	228	175	53
Restructuring expense	54	21	33
Interest expense	25	36	(11)
Interest income	4	1	3
Loss on debt extinguishment	23	2	21
Equity in net income of non-consolidated affiliates	2	202	(200)
Gain on Yanfeng transactions	—	465	(465)
Other expense, net	59	18	41
Provision for income taxes	32	56	(24)
Net (loss) income from continuing operations	(75)	555	(630)
(Loss) income from discontinued operations	(131)	220	(351)
Net (loss) income	(206)	775	(981)
Net income attributable to non-controlling interests	89	85	4
Net (loss) income attributable to Visteon Corporation	$(295)	$690	$(985)
Adjusted EBITDA*	$177	$81	$96

* Adjusted EBITDA is a Non-GAAP financial measure, as further discussed below.

Sales

Sales for the year ended December 31, 2014 totaled $2,586 million, which represents an increase of $862 million compared with the same period of 2013. The primary drivers of the sales increase included the Electronics Acquisition effective July 1, 2014 and the acquisition of a controlling ownership interest in YFVE effective November 7, 2013, which increased sales by $665 million and $291 million, respectively. Additionally, volumes and product mix unfavorably impacted sales by $45 million. Favorable volumes increased sales in the Electronics segment but this was more than offset by unfavorable volumes in the Other segment, primarily driven by the wind-down of certain South American businesses. Currency unfavorably impacted sales by $32 million, primarily attributable to the weakening Indian Rupee, Thai Baht, Argentine Peso and the Brazilian Real. Other reductions of $17 million were associated with customer pricing, net of design savings.

Cost of Sales

Cost of sales increased $717 million for the year ended December 31, 2014 when compared with the same period in 2013. The increase includes $762 million attributable to increased production volumes, including the Electronics Acquisition and the acquisition of a controlling ownership interest in YFVE, as well as changes in product mix, representing the variable nature of material and labor costs. Engineering costs increased $12 million, supporting growth in the Electronics segment. These increases were partially offset by foreign currency which decreased cost of sales by $8 million, attributable to the weakening of the Indian Rupee, Thai Baht, Argentine Peso and the Brazilian Real. Additionally, the Company realized $49 million of net efficiencies related to material, design, and usage economics and other costs, including a pension settlement gain of $25 million.

Gross Margin

The Company's gross margin was $340 million or 13.1% of sales for the year ended December 31, 2014 compared to $195 million or 11.3% of sales for the same period of 2013. The $145 million increase in gross margin included $149 million from favorable volumes and mix, including the impacts of the Electronics Acquisition and the acquisition of a controlling ownership interest in YFVE. Gross margin also included favorable net cost performance of $32 million, primarily reflecting material cost efficiencies and a pension settlement gain of $25 million. These increases were partially offset by $24 million of unfavorable currency and $12 million in increased engineering costs to support future growth.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses were $228 million, 8.8% of sales, and $175 million, 10.2% of sales, during the years ended December 31, 2014 and 2013, respectively. The increase of $53 million is primarily driven by the Electronics Acquisition and the acquisition of a controlling ownership interest in YFVE. Additional increases included $9 million from the non-recurrence of cost recoveries associated with divested businesses, partially offset by cost efficiencies.

Restructuring Expense

The Company's restructuring reserves and related activity, including amounts attributable to discontinued operations, is summarized below for the year ended December 31, 2014.

	Electronics	Corporate	Other	Total
	(Dollars in Millions)
Restructuring reserve - December 31, 2013	$—	$3	$26	$29
Expense	37	1	33	71
Utilization	(6)	(4)	(46)	(56)
Business divestiture	—	—	(3)	(3)
Foreign currency	(1)	—	(1)	(2)
Restructuring reserve - December 31, 2014	$30	$—	$9	$39

In connection with the Electronics Acquisition, the Company commenced a restructuring program designed to achieve cost savings through transaction synergies. The Company expects to incur up to approximately $60 million of restructuring costs through the duration of the program. During the year ended December 31, 2014, the Company recorded $37 million of severance and termination benefits associated with approximately 600 employees. Approximately $30 million remains accrued at December 31, 2014. The Company anticipates recording additional restructuring charges related to this program in future periods as underlying plans are finalized.

Restructuring activities for the Other segment include the following:

•
During 2014, the company announced the closure of a Climate facility located in Quilmes, Argentina. In connection with the closure, the Company recorded $13 million of restructuring expenses, primarily related to severance and termination benefits associated with approximately 270 employees. Approximately $1 million remains accrued at December 31, 2014.

•
During 2014, the Company also announced the closure of a Climate facility located in Port Elizabeth, South Africa. In connection with the closure, the Company recorded and paid $2 million of restructuring expenses, primarily related to severance and termination benefits associated with approximately 90 employees.

Restructuring activities for discontinued operations, included in Other, primarily consist of the following:

•
The Company recorded $5 million of employee severance and termination benefit costs associated with a previously announced plan to restructure three Interiors facilities located in France and made cash payments of approximately $18 million for related employee severance and termination benefits. As of December 31, 2014 approximately $5 million remains accrued for this program.

•
The Company recorded $6 million of employee severance and termination benefit costs associated with approximately 100 employees at two Interiors facilities located in Spain. The Company made cash payments of $3 million for related employee severance and termination benefits.

•
The Company announced a plan to further reduce the workforce and related processes at an Interiors operation in Brazil and recorded an additional $3 million for employee severance and termination benefits associated with approximately 50 employees and this amount remains accrued as of December 31, 2014.

•
In connection with the reorganization of the Company's Climate operations in France, the Company recorded and paid cash to settle employee severance and termination benefits of $3 million associated with approximately 20 employees under a previously announced program designed to commonize global business systems and processes across its Climate operations for the purpose of reducing costs.

Utilization represents payments for severance and other employee termination benefits and special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.

Given the economically-sensitive and highly competitive nature of the automotive industry, the Company continues to closely monitor current market factors and industry trends taking action as necessary, including but not limited to, additional restructuring actions. However, there can be no assurance that such actions will be sufficient to fully offset the impact of adverse factors on the Company or its results of operations, financial position and cash flows.

Interest Expense

Interest expense for the year ended December 31, 2014 of $25 million decreased $11 million when compared to $36 million for the same period of 2013. The decrease includes $20 million attributable to repayments and ultimate settlement of the Company's 6.75% Senior Notes due April 15, 2019 effective May 9, 2014 and $5 million for lower commitment fees and amortization of debt issuance costs, partially offset by $13 million associated with a new $600 million term facility entered April 9, 2014.

Interest Income

Interest income of $4 million for the year ended December 31, 2014 increased by $3 million when compared to $1 million for the same period of 2013, primarily due to higher average cash balances.

Loss on Debt Extinguishment

The Company recorded losses on debt extinguishment of $23 million and $2 million during the years ended December 31, 2014 and 2013, respectively, related to the repayment and redemption of the Company's 6.75% senior notes due April 15, 2019 including premium paid on the redemption and unamortized original issue discount, debt fees and other debt issue costs.

Equity in Net Income of Non-Consolidated Affiliates

Equity in net income of non-consolidated affiliates totaled $2 million and $202 million for the years ended December 31, 2014 and 2013, respectively, representing a decrease of $200 million. The decrease was primarily attributable to the sale of the Company's 50% ownership interest in Yanfeng Visteon Automotive Trim Systems Co., Ltd. (“Yanfeng”) during the fourth quarter of 2013.

Gain on Yanfeng Transactions

On August 12, 2013, Visteon entered into a Master Agreement (the “Master Agreement”) with Huayu Automotive Systems Company Limited (“HASCO”), Yanfeng and YFVE, pursuant to which, among other things, Visteon and HASCO agreed to modify their existing interests in automobile interiors and electronics joint ventures in the People’s Republic of China, including Yanfeng and YFVE.

During the fourth quarter of 2013, Visteon completed some of the transactions contemplated under the Master Agreement including, but not limited to, the subscription to an additional 11% ownership interest in YFVE and the sale of its 50% ownership interest in Yanfeng. The Company recorded gains on these transactions totaling $465 million, including a gain of $413 million from the sale of its 50% equity interest in Yanfeng and a gain of $52 million from the remeasurement of Visteon's previous 40% equity interest in YFVE to fair value in connection with the 11% step acquisition, which resulted in a 51% controlling ownership interest in YFVE. In June 2015, the Company completed the sale of its 12.5% ownership interest in Yanfeng Visteon Jinqiao Automotive Trim Systems Co., Ltd., for proceeds of $91 million and recorded a pre-tax gain of $62 million.

Other Expense, Net

Other expense, net consists of the following:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Transformation costs	$22	$25
Integration costs	18	—
Loss on KRW option contract	10	—
Provision for losses on recoverable taxes	8	—
Loss on asset contribution	3	—
Gain on sale of equity interest	(2)	(5)
UK Administration recovery	—	(2)
	$59	$18
The Company recorded transformation costs of $22 million and $25 million for the years ended December 31, 2014 and 2013, respectively, related to financial and advisory services associated with continued execution of its comprehensive shareholder value creation plan, including fees associated with the Electronics Acquisition and the Yanfeng Transactions.

During the year ended December 31, 2014, the Company recorded $18 million of costs to integrate the businesses associated with the Electronics Acquisition. Integration costs incurred were related to re-branding, facility modification, information technology readiness and related professional services. The Company recorded $8 million during the year ended December 31, 2014 to adjust recoverable value-added taxes to net realizable value attributable to business exit activities. In connection with the closure of the Climate facility located in Quilmes, Argentina in 2014, the Company contributed land and building with a net book value of $3 million to the local municipality for the benefit of former employees.

In connection with the Climate Transaction, the Company entered into a foreign currency option contract with a notional value of $2,229 million ("KRW option contract") to manage foreign currency exposure on anticipated KRW denominated proceeds. During the year ended December 31, 2014, the Company recorded a loss of $10 million to reflect the change in the fair value of the non-designated portion of this KRW option contract.

In April 2014, the Company completed the sale of its 50% ownership interest in Duckyang Industry Co., Ltd. ("Duckyang"), a Korean automotive interiors supplier. In connection with the transaction, the Company received total cash of approximately $31 million, including $6 million of dividends. The Company recorded a pre-tax gain of approximately $2 million on this transaction during the year ended December 31, 2014. In June 2013, the Company completed the sale of its 20% equity interest in Dongfeng Visteon Automotive Trim Systems Co., Ltd. ("Dongfeng") for proceeds of approximately $20 million and recognized a gain of $5 million during the year ended December 31, 2013.

In September 2013, the Company received a distribution of $2 million under the United Kingdom Insolvency Act of 1986 resulting from the liquidation and recovery process associated with the estate of Visteon UK Limited, a company organized under the laws of England and Wales and a former indirect, wholly-owned subsidiary of the Company. The recovery was primarily related to various trade and loan receivables due from Visteon UK Limited to the Company at the March 2009 date of entry into administration.

Income Taxes

The Company's provision for income tax was $32 million for year ended December 31, 2014 and reflects income tax expense related to those countries where the Company is profitable, accrued withholding taxes, ongoing assessments related to the recognition and measurement of uncertain tax benefits, the inability to record a tax benefit for pre-tax losses in the U.S. and certain other jurisdictions due to valuation allowances, and other non-recurring tax items.

The Company's provision for income taxes decreased $24 million for the year ended December 31, 2014 compared with 2013. The decrease included $51 million related to the non-recurrence of China tax associated with the gain on the Yanfeng transactions in 2013, $12 million lower withholding taxes, and $4 million decrease in year-over-year tax benefits resulting from the elimination of valuation allowances. These decreases were partially offset by $34 million attributable to the non-recurrence of tax benefits associated with audit closures in 2013 related to reevaluating transfer pricing exposures in Europe and the United States, $3 million associated with non-recurrence of favorable tax law changes in 2013, and $6 million attributable to overall changes in the mix of earnings and tax rates between jurisdictions. Other changes in the Company’s deferred tax asset valuation allowances did not materially impact net tax expense during the years ended December 31, 2014 or 2013.

Visteon's emergence from bankruptcy in 2010 resulted in a change of ownership within the meaning of Internal Revenue Code (“IRC”) Sections 382 and 383, causing the use of Visteon's pre-emergence U.S. federal net operating loss (“NOL”) and various other tax attributes to be limited in the post-emergence period. However, NOLs and other tax attributes generated in the post emergence period are generally not limited by the emergence from bankruptcy, but could be limited if there is a subsequent change of ownership. If the Company were to have another change of ownership within the meaning of IRC Sections 382 and 383, its post-emergence NOL and other tax attributes could be limited to an amount equal to its market capitalization at the time of the subsequent ownership change multiplied by the federal long-term tax exempt rate. The Company cannot provide any assurance that such an ownership change will not occur, in which case the availability of the Company's NOLs and other tax attributes could be significantly limited or possibly eliminated. In order to continue to protect the Company's pre and post-emergence period tax attributes and reduce the likelihood that the Company will experience an additional ownership change, once the Company's market capitalization falls below $1.5 billion Board of Director approval is required should a person or group become a 5-percent shareholder and/or an existing 5-percent shareholder intend to increase its ownership interest.

Discontinued Operations

The operations subject to the Interiors Divestiture and Climate Transaction met conditions required to qualify for discontinued operations reporting. Accordingly, the results of operations for the Interiors and Climate businesses have been reclassified to Net income (loss) from discontinued operations, net of tax in the Consolidated Statements of Operations for the years ended December 31, 2014 and 2013. Discontinued operations are summarized as follows:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Sales	$5,757	$5,715
Cost of sales	5,239	5,226
Gross margin	518	489
Selling, general and administrative expenses	194	192
Long-lived asset impairments	190	—
Loss on interiors divestiture	136	—
Restructuring expense	17	18
Interest expense	7	4
Equity in net income of non-consolidated affiliates	13	11
Other expenses	25	15
(Loss) income from discontinued operations before income taxes	(38)	271
Provision for income taxes	93	51
(Loss) income from discontinued operations, net of tax	$(131)	$220

Net (Loss) Income

Net loss attributable to Visteon was $295 million for the year ended December 31, 2014, including total losses on the Interiors Divestiture of $326 million and equity in net income of non-consolidated affiliates of $2 million, compared to a net income of $690 million for the same period of 2013, including $465 million of gain on the Yanfeng transactions and equity in net income of non-consolidated affiliates of $202 million. Adjusted EBITDA (a non-GAAP financial measure, as defined below) was $177 million for the year ended December 31, 2014, representing an increase of $96 million when compared with Adjusted EBITDA of $81 million for the same period of 2013. The increase in Adjusted EBITDA included $110 million of favorable volume and mix, primarily attributable to the Electronics Acquisition and the acquisition of a controlling ownership interest in YFVE. Currency movements unfavorably impacted Adjusted EBITDA for the year ended December 31, 2014 by $24 million, largely related to the weakening Indian Rupee, Thai Baht, Argentine Peso and the Brazilian Real. Adjusted EBITDA in 2014 was also impacted by higher material, manufacturing and other cost efficiencies, which more than offset customary customer pricing productivity and increased engineering costs to support future growth.

Adjusted EBITDA is presented as a supplemental measure of the Company's financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. The Company defines adjusted EBITDA as net income attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of discontinued operations, equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items and other non-operating gains and losses. The Company changed its definition of Adjusted EBITDA to exclude net income attributable to non-controlling interests and equity in net income of non-consolidated affiliates as well as the impact of discontinued operations as management believes this measure is most reflective of the operational performance of the Company's operating segments. Accordingly, Adjusted EBITDA for historical periods has been recast in a manner consistent with the Company's new definition.

Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company's business strategies and (iii) because the Company's credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants. Adjusted EBITDA, as determined and measured by the Company should not be compared to similarly titled measures reported by other companies. The reconciliation of Adjusted EBITDA to net income attributable to Visteon for the years ended December 31, 2014 and 2013 is as follows:

	Year Ended December 31
	2014	2013	Change
	(Dollars in Millions)
Adjusted EBITDA	$177	$81	$96
Interest expense, net	21	35	(14)
Provision for income taxes	32	56	(24)
Depreciation and amortization	70	41	29
Restructuring expense	54	21	33
Gain on Yanfeng transactions	—	(465)	465
Loss on debt extinguishment	23	2	21
Other expenses	59	18	41
Non-cash, stock-based compensation expense	12	16	(4)
Pension settlement gain	(25)	—	(25)
Equity in net income of non-consolidated affiliates	(2)	(202)	200
Net income attributable to non-controlling interests	89	85	4
Other	8	4	4
Discontinued operations	131	(220)	351
Net (loss) income attributable to Visteon Corporation	$(295)	$690	$(985)

Segment Results of Operations - 2014 compared with 2013

The Company’s chief operating decision making group, comprised of the Chief Executive Officer and Chief Financial Officer, evaluates the performance of the Company’s segments primarily based on net sales, before elimination of inter-company shipments, Adjusted EBITDA (non-GAAP financial measure) and operating assets. During the three months ended June 30, 2015, and in connection with the Climate Transaction, the Company classified its previously HVCC owned climate operations as discontinued operations for current and comparable periods. Certain Visteon wholly owned climate facilities with 2014 annual sales of approximately $125 million are subject to future negotiation under the terms of the Share Purchase Agreement and are classified within the Company's Other segment. During the three months ended June 30, 2014, operations subject to the Interiors Divestiture met conditions required to qualify for discontinued operations reporting. Certain interiors operations in South America and Europe excluded from the scope of the Interiors Divestiture are classified within the Company's Other segment.

The Company's operating structure is organized into two global product lines - Electronics and Other. These global product lines have financial and operating responsibility over the design, development and manufacture of the Company's product portfolio. Certain functions such as procurement, information technology and other administrative activities are managed on a global basis with regional deployment. The Company's two reportable segments are as follows:

•
Electronics - The Company's Electronics segment provides vehicle cockpit electronics products to customers, including audio systems, infotainment systems, driver information systems, connectivity and telematics solutions, climate controls, and electronic control modules.

•
Other - The Company's Other product line includes entities located in South America and Europe previously associated with the Interiors business but not subject to the Interiors Divestiture. The Other product line also includes entities in South America and South Africa previously associated with the Climate business but not subject to the Climate Transaction.

Sales

	Electronics	Other	Eliminations	Total
	(Dollars in Millions)
Year ended December 31, 2013	$1,455	$345	$(76)	$1,724
Volume and mix	15	(85)	25	(45)
Currency	(15)	(17)	—	(32)
Electronics Acquisition	665	—	—	665
YFVE consolidation	291	—	—	291
Other	(25)	8	—	(17)
Year ended December 31, 2014	$2,386	$251	$(51)	$2,586

Electronics sales increased during the year ended December 31, 2014 by $931 million. The largest drivers of the sales increase were attributable to the Electronics Acquisition and the acquisition of a controlling interest in YFVE. Higher production volumes, primarily in Asia, increased sales by $15 million. Unfavorable currency, primarily related to the Japanese Yen and Indian Rupee decreased sales by $15 million. Other changes, totaling $25 million, reflected customer pricing net of design changes.

Other sales decreased during the year ended December 31, 2014 by $94 million, including unfavorable volume and product mix of $85 million primarily reflecting the wind down of certain South America businesses. Unfavorable currency, primarily related to the Argentine Peso and Brazilian Real, was $17 million.

Cost of Sales

	Electronics	Other	Eliminations	Total
	(Dollars in Millions)
Year ended December 31, 2013	$1,295	$310	$(76)	$1,529
Material	532	(38)	25	519
Freight and duty	19	(6)	—	13
Labor and overhead	87	(14)	—	73
Engineering	112	(1)	—	111
Depreciation and amortization	20	3	—	23
Other	(3)	(19)	—	(22)
Year ended December 31, 2014	$2,062	$235	$(51)	$2,246

Substantially all of the increases in Electronics cost of sales are attributable to the Electronic Acquisition effective July 1, 2014 and the acquisition of a controlling interest in YFVE with effect from November 2013.

Other segment cost of sales decreased year over year, primarily related to a $38 million reduction in material costs, a $6 million reduction in freight costs, and a $14 million reduction in labor and overhead costs, reflecting lower production volumes related to the wind down for certain programs in South America. Cost of sales in the Other segment also decreased $19 million driven by a $12 million tax settlement in Brazil and a pension settlement gain.

Adjusted EBITDA

Adjusted EBITDA by segment for the years ended December 31, 2014 and 2013 is presented in the table below.

	Year Ended December 31
	2014	2013	Change
	(Dollars in Millions)
Electronics	$221	$121	$100
Other	6	19	(13)
Total segment Adjusted EBITDA	227	140	87
Reconciling Item:
Corporate	(50)	(59)	9
Total consolidated Adjusted EBITDA	$177	$81	$96

Changes in Adjusted EBITDA by segment are presented in the table below.

	Electronics	Other	Total
	(Dollars in Millions)
Year ended December 31, 2013	$121	$19	$140
Volume and mix	127	(17)	110
Currency	(11)	(13)	(24)
Other	(16)	17	1
Year ended December 31, 2014	$221	$6	227
Reconciling Item:
Corporate			(50)
Total			$177

Electronics Adjusted EBITDA increased $100 million for the year ended December 31, 2014 when compared to the same period of 2013. Higher volumes, including the Electronics Acquisition, the acquisition of a controlling interest in YFVE, and favorable product mix, increased Adjusted EBITDA by $127 million. Currency, largely related to the Japanese Yen and Brazilian Real, had an unfavorable impact of $11 million. Other reductions of $16 million reflected customer pricing and higher engineering costs to support future growth partially offset by material, design and other cost efficiencies.

Other Adjusted EBITDA for the year ended December 31, 2014 decreased by $13 million compared to the same period of 2013 due to lower production volumes and a weaker Argentine Peso and Brazilian Real. A $12 million tax settlement in Brazil and net cost efficiencies were partial offsets.

Consolidated Results of Operations - 2013 Compared with 2012

The Company's consolidated results of operations for the years ended December 31, 2013 and 2012 were as follows:

	Year Ended December 31
	2013	2012	Change
	(Dollars in Millions)
Sales	$1,724	$1,625	$99
Cost of sales	1,529	1,468	61
Gross margin	195	157	38
Selling, general and administrative expenses	175	177	(2)
Equity in net income of non-consolidated affiliates	202	221	(19)
Restructuring expense	21	42	(21)
Interest expense	36	44	(8)
Interest income	1	4	(3)
Loss on debt extinguishment	2	6	(4)
Gain on Yanfeng transactions	465	—	465
Other expense, net	18	18	—
Provision for income taxes	56	39	17
Net income from continuing operations	555	56	499
Income from discontinued operations	220	111	109
Net income	775	167	608
Net income attributable to non-controlling interests	85	67	18
Net income attributable to Visteon Corporation	$690	$100	$590
Adjusted EBITDA*	$81	$71	$10

* Adjusted EBITDA is a Non-GAAP financial measure, as further discussed below.

Sales

Sales for the year ended December 31, 2013 totaled $1,724 million, which represents an increase of $99 million compared with the same period of 2012. The largest drivers of the increase were higher production volumes of $111 million, largely related to the Electronics segment which was impacted by higher volumes in North America and Asia and the consolidation of YFVE beginning November 1, 2013, which increased sales by $66 million. Currency had a $20 million unfavorable impact, primarily attributable to the Indian Rupee, Japanese Yen, Brazilian Real and Argentine Peso currencies. Changes in sales related to design savings and a customer recovery in South America were partially offset by customer productivity.

Cost of Sales

Cost of sales increased $61 million for the year ended December 31, 2013 when compared with the same period in 2012. The increase includes $87 million attributable to increased production volumes, including $63 million related to the consolidation of YFVE, and changes in product mix, representing the variable nature of material and labor costs. Engineering costs increased $13 million, supporting growth in the Electronics segment. These increases were partially offset by $31 million of net efficiencies, primarily related to material, design, and usage economics and a $9 million decrease related to foreign currency, attributable to the weakening of the Japanese Yen, Indian Rupee, Brazilian Real and Argentine Peso.

Gross Margin

The Company's gross margin was $195 million or 11.3% of sales for the year ended December 31, 2013 compared to $157 million or 9.7% of sales for the same period of 2012. The increase in gross margin of $39 million was associated with favorable volume and mix of $24 million, including $3 million related to the consolidation of YFVE, partially offset by unfavorable currency of $11 million. Other net cost performance increased gross margin by $26 million, primarily driven by material, design, and usage economics which more than offset increased engineering costs.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses were $175 million or 10.2% of sales and $177 million or 10.9% of sales during the years ended December 31, 2013 and 2012, respectively. The decrease reflected cost savings, partially offset by higher incentive compensation costs and the impact of the YFVE consolidation.

Equity in Net Income of Non-Consolidated Affiliates

Equity in net income of non-consolidated affiliates totaled $202 million and $221 million for the years ended December 31, 2013 and 2012, respectively, representing a decrease of $19 million. Equity in net income of non-consolidated affiliates for the year ended December 31, 2013 includes $27 million representing Visteon's 50% equity interest in a non-cash gain recorded by Yanfeng. The gain resulted from the deconsolidation of YFVE pursuant to Visteon's November 2013 step acquisition to acquire a controlling 51% ownership interest in YFVE. In connection with the deconsolidation, Yanfeng recorded its retained non-controlling interest in YFVE at fair value, which exceeded the carrying value of net assets deconsolidated. Equity earnings for the year ended December 31, 2012 included $63 million representing Visteon's equity interest in a non-cash gain recorded by Yanfeng resulting from the excess of fair value over the carrying value of a former equity investee that was consolidated effective June 1, 2012.

The following table presents summarized statement of operations data for the Company’s non-consolidated affiliates representing 100% of the results of operations of such non-consolidated affiliates.

	Net Sales		Gross Margin		Net Income
	December 31		December 31		December 31
	2013	2012	2013	2012	2013	2012
	(Dollars in Millions)
Yanfeng	$8,089	$5,171	$1,160	$782	$334	$369
All other	864	1,302	40	130	64	82
	$8,953	$6,473	$1,200	$912	$398	$451

Yanfeng sales and gross margin for the year ended December 31, 2012 include approximately $1,733 million and $278 million, respectively, related to the results of operations for the five months ended May 31, 2013 of a former equity investee that was consolidated effective June 1, 2012. Yanfeng net income for the years ended December 31, 2013 and 2012 includes approximately $54 million and $130 million, respectively associated with non-cash gains.

Restructuring Expense

The Company's restructuring reserves and related activity, including amounts attributable to discontinued operations, are summarized below for the year ended December 31, 2013.

	Electronics	Corporate	Other	Total
	(Dollars in Millions)
Restructuring reserve - December 31, 2012	$1	$3	$35	$39
Expenses	—	9	32	41
Reversals	(1)	—	(1)	(2)
Utilization	—	(9)	(40)	(49)
Restructuring reserve - December 31, 2013	$—	$3	$26	$29

During the year ended December 31, 2013, the Company recorded and paid employee severance and termination benefits of $9 million attributable to approximately 40 employees in connection with a previously announced program designed to realign its corporate and administrative functions directly to their corresponding operational beneficiary and to reduce corporate administrative costs.

Restructuring activities for the Other segment include the following:

•
Approximately $8 million of employee severance and termination benefit costs for approximately 255 employees associated with a plan to restructure the workforce and related processes at a facility located in Brazil. The Company made cash payments of approximately $4 million during 2013. As of December 31, 2013 approximately $4 million remains accrued for this program.

•
The Company recorded and paid cash to settle employee severance and termination benefits of $4 million for approximately 50 employees at a facility in Argentina under a previously announced program designed to commonize global business systems and processes across its Climate operations for the purpose of reducing costs.

Restructuring activities for discontinued operations, included in Other, primarily consist of the following:

•
In connection with the reorganization of the Company's Climate operations in France, the Company recorded and paid cash to settle employee severance and termination benefits of $14 million associated with approximately 100 employees under a previously announced program designed to commonize global business systems and processes across its Climate operations for the purpose of reducing costs.

•
The Company recorded $4 million of employee severance and termination benefit costs associated with a previously announced plan to restructure three Interiors facilities located in France and made cash payments of approximately $16 million for related employee severance and termination benefits.

Interest Expense

Interest expense for the year ended December 31, 2013 of $36 million included $30 million associated with the Company's 6.75% Senior Notes due April 15, 2019, and $6 million commitment fees and amortization of debt issuance costs. During the year ended December 31, 2012, interest expense was $44 million, including $33 million on the 6.75% Senior Notes due April 15, 2019, $6 million for commitment fees and amortization of debt issuance costs and $5 million related to the Korean Bridge Loan.

Interest Income

Interest income of $1 million for the year ended December 31, 2013 decreased by $3 million when compared to $4 million for the same period of 2012 due to lower rates and a change in the regional mix of cash.

Loss on Debt Extinguishment

Loss on debt extinguishment of $2 million for the years ended December 31, 2013 and 2012 are related to the 103% redemption premium paid on the December 2013 and 2012 repurchases each for $50 million of the Company's 6.75% senior notes due April 15, 2019. In the year ended December 31, 2012, the Company recorded an additional loss on debt extinguishment of $4 million relating to unamortized amounts attributable to the Korean Bridge Loan that was repaid during the third quarter 2012.

Gain on Yanfeng Transactions

During the fourth quarter of 2013, Visteon completed some of the transactions contemplated under the Master Agreement including, but not limited to, the subscription to an additional 11% ownership interest in YFVE and the sale of its 50% ownership interest in Yanfeng. The Company recorded gains totaling $465 million, including a gain of $413 million from the sale of its 50% equity interest in Yanfeng and a gain of $52 million from the remeasurement of Visteon's previous 40% equity interest in YFVE to fair value in connection with the 11% step acquisition, which resulted in a 51% controlling ownership interest in YFVE.

Other Expense, Net

Other expense, net consists of the following:

	Year Ended December 31
	2013	2012
	(Dollars in Millions)
Transformation costs	$25	$18
Gain on sale of joint venture interest	(5)	(19)
UK Administration recovery	(2)	—
Loss on asset contribution	—	14
Impairment of equity investment in VTYC	—	5
	$18	$18
The Company recorded transformation costs of $25 million and $18 million for the years ended December 31, 2013 and 2012, respectively, related to financial and advisory services associated with continued execution of its comprehensive shareholder value creation plan, including the Yanfeng Transactions.

In June 2013, the Company completed the sale of its 20% equity interest in Dongfeng for proceeds of approximately $20 million and recognized a gain of approximately $5 million. In August 2012, the Company sold its 50% ownership interst in R-Tek Limited, a UK-based Interiors joint venture, for cash proceeds of approximately $30 million, which resulted in a gain of $19 million.

During the year ended December 31, 2012 the Company transfered land, building and machinery with a net book value of approximately $14 million to the Spanish government for the benefit of the former Cadiz Electronics employees and the El Puerto de Santa Maria, Spain community.

Income Taxes

The Company's provision for income tax was $56 million for year ended December 31, 2013 and reflects income tax expense related to those countries where the Company is profitable, accrued withholding taxes, ongoing assessments related to the recognition and measurement of uncertain tax benefits, the inability to record a tax benefit for pre-tax losses in the U.S. and certain other jurisdictions due to valuation allowances, and other non-recurring tax items.

The Company's provision for income taxes increased $17 million for the year ended December 31, 2013 compared with 2012. The increase included $51 million of China tax associated with the gain on the Yanfeng transactions, $11 million attributable to overall changes in the mix of earnings and tax rates between jurisdictions and other items, and $3 million decrease in year-over-year tax benefits resulting from the elimination of valuation allowances. These increases were partially offset by a $37 million tax benefit (including interest) primarily attributable to reevaluating transfer pricing-related exposures in Europe and the United States due to audit closures occurring in 2013, $7 million lower withholding taxes, and $4 million associated with favorable tax law changes (primarily in Mexico). Other changes in the Company’s deferred tax asset valuation allowances did not materially impact net tax expense during the years ended December 31, 2013 or 2012.

Discontinued Operations

The operations subject to the Interiors Divestiture and Climate Transaction met conditions required to qualify for discontinued operations reporting. Accordingly, the results of operations for the Interiors and Climate businesses have been reclassified to Net income (loss) from discontinued operations in the Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012. In addition, the Company completed the sale of its Lighting operations for proceeds of approximately $70 million (the "Lighting Transaction") on August 1, 2012. As such, the operating results of the Lighting Transaction have also been presented in Net income (loss) from discontinued operations in the Consolidated Statements of Operations the Consolidated Statements of Operations for the year ended December 31, 2012. Discontinued operations are summarized as follows:

	Year Ended December 31
	2013	2012
	(Dollars in Millions)
Sales	$5,715	$5,529
Cost of sales	5,226	5,064
Gross margin	489	465
Selling, general and administrative expenses	192	199
Restructuring expense	18	37
Asset impairments	—	19
Interest expense (income), net	4	(3)
Equity in net income of non-consolidated affiliates	11	5
Other expense	15	21
Income from discontinued operations before income taxes	271	197
Provision for income taxes	51	86
Income from discontinued operations, net of tax	$220	$111
The Company recorded impairment charges principally related to property and equipment of approximately $19 million during the year ended December 31, 2012.

Net Income

Net income attributable to Visteon was $690 million for the year ended December 31, 2013 including $465 million of gain on the Yanfeng transactions compared to $100 million for the same period of 2012. Year over year net income also benefited from higher volumes in the Company's climate operations classified as discontinued operations. Adjusted EBITDA (a non-GAAP financial measure, as defined below) was $81 million for the year ended December 31, 2013, representing an increase of $10 million when compared with Adjusted EBITDA of $71 million for the same period of 2012. The increase in Adjusted EBITDA included $21 million of favorable volume and mix primarily attributable to growth in the Asia and North America markets and $6 million associated with the Company's consolidation of the YFVE business. These increases were partially offset by $11 million of unfavorable currency, primarily reflecting the weakening Indian Rupee, Japanese Yen, Brazilian Real and Argentine Peso currencies. Adjusted EBITDA also decreased as higher engineering costs and customer pricing productivity more than offset material, design and other cost efficiencies.

Adjusted EBITDA is presented as a supplemental measure of the Company's financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. The Company defines adjusted EBITDA as net income attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of discontinued operations, equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items and other non-operating gains and losses. The Company changed its definition of Adjusted EBITDA to exclude net income attributable to non-controlling interests and equity in net income of non-consolidated affiliates as well as the impact of discontinued operations as management believes this measure is most reflective of the operational performance of the Company's operating segments. Accordingly, Adjusted EBITDA for historical periods has been recast in a manner consistent with the Company's new definition.

Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company's business strategies and (iii) because the Company's credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants. Adjusted EBITDA, as determined and measured by the Company should not be compared to similarly titled measures reported by other companies. The reconciliation of Adjusted EBITDA to net income attributable to Visteon for the years ended December 31, 2013 and 2012 is as follows:

	Year Ended December 31
	2013	2012	Change
	(Dollars in Millions)
Adjusted EBITDA	$81	$71	$10
Interest expense, net	35	40	(5)
Provision for income taxes	56	39	17
Depreciation and amortization	41	45	(4)
Restructuring expense	21	42	(21)
Gain on Yanfeng transactions	(465)	—	(465)
Loss on debt extinguishment	2	6	(4)
Other expense, net	18	18	—
Non-cash, stock-based compensation expense	16	23	(7)
Equity in net income of non-consolidated affiliates	(202)	(221)	19
Net income attributable to non-controlling interests	85	67	18
Other	4	23	(19)
Discontinued operations	(220)	(111)	(109)
Net income attributable to Visteon Corporation	$690	$100	$590

Segment Results of Operations - 2013 compared with 2012

Sales

	Electronics	Other	Eliminations	Total
	(Dollars in Millions)
Year ended December 31, 2012	$1,274	$400	$(49)	$1,625
Volume and mix	139	(67)	(27)	45
Currency	(12)	(8)	—	(20)
YFVE consolidation	66	—	—	66
Other	(12)	20	—	8
Year ended December 31, 2013	$1,455	$345	$(76)	$1,724
Electronics sales increased during the year ended December 31, 2013 by $181 million. Volume increases of $139 million reflected higher production volumes primarily in North America and Asia. Unfavorable currency, primarily related to the Japanese Yen and Indian Rupee partially offset by the Euro, decreased product sales by $12 million. The consolidation of YFVE during the fourth quarter of 2013 increased sales $66 million. Other changes, totaling $12 million, reflected price productivity, partially offset by increases in revenue related to commodity pricing and design actions.

Other sales decreased during the year ended December 31, 2013 by $55 million, driven by unfavorable volume and product mix of $67 million and unfavorable currency of $8 million primarily related to the Brazilian Real. All other changes increased sales driven by design savings and a customer recovery in South America partially offset by customer productivity.

Cost of Sales

	Electronics	Other	Eliminations	Total
	(Dollars in Millions)
Year ended December 31, 2012	$1,136	$381	$(49)	$1,468
Material	92	(42)	(27)	23
Freight and duty	(5)	(3)	—	(8)
Labor and overhead	6	3	—	9
Depreciation and amortization	(3)	1	—	(2)
YFVE consolidation	63	—	—	63
Other	6	(30)	—	(24)
Year ended December 31, 2013	$1,295	$310	$(76)	$1,529
Electronics cost of sales increased by $159 million. Material costs increased by $92 million, including $123 million related to production volumes and currency and $4 million of design changes, partially offset by $35 million related to the impact of manufacturing efficiencies and purchasing improvements. Labor and overhead increased by $6 million, directly attributable to production volumes. The consolidation of YFVE during the fourth quarter of 2013 increased cost of sales $63 million, including $4 million for the step-up of inventory related to purchase accounting. Other increases of $6 million primarily relate to engineering costs to support infotainment technology, impacts of a temporary contract manufacturing arrangement and project launch costs.

Other cost of sales decreased by $72 million, primarily related to lower material costs, reflecting lower production volumes which impacted material costs, freight an duty, and labor and overhead. Other decreases primarily related to the non-recurrence of a 2012 pension settlement charge.

Adjusted EBITDA

Adjusted EBITDA by segment for the years ended December 31, 2013 and 2012 is presented in the table below.

	Year Ended December 31
	2013	2012	Change
	(Dollars in Millions)
Electronics	$121	$109	$12
Other	19	9	10
Total Segment Adjusted EBITDA	140	118	22
Reconciling Item:
Corporate	(59)	(47)	(12)
Total consolidated	$81	$71	$10

Changes in Adjusted EBITDA by segment are presented in the table below.

	Electronics	Other	Total
	(Dollars in Millions)
Year ended December 31, 2012	$109	$9	$118
Volume and mix	26	(5)	21
Currency	(4)	(7)	(11)
Other	(10)	22	12
Year ended December 31, 2013	$121	$19	140
Reconciling Item:
Corporate			(59)
Total			$81
Electronics Adjusted EBITDA for the year ended December 31, 2013 increased by $12 million compared to the same period of 2012. Favorable volume increased Adjusted EBITDA $26 million, primarily in Asia and North America. Unfavorable currency of $4 million reflects the weakening Japanese Yen and Indian Rupee, partially offset by the Euro. Higher engineering and temporary contract manufacturing arrangement costs were partially offset by the favorable impact of consolidating YFVE during the fourth quarter of 2013 and other material, design and other cost efficiencies.

Other Adjusted EBITDA for the year ended December 31, 2013 increased by $9 million compared to the same period of 2012. The increase reflects material and manufacturing cost efficiencies and a customer recovery in South America, which more than offset $5 million of unfavorable volume and $7 million of unfavorable currency.

Liquidity

Overview

The Company’s primary liquidity needs are related to the funding of general business requirements, including working capital requirements, capital expenditures, debt service, employee retirement benefits and restructuring actions. To the extent the Company generates discretionary cash flow, it will be evaluated for and may be used for optional prepayments of existing indebtedness, strategic acquisitions, additional share repurchases, and/or general corporate purposes.

The Company's primary sources of liquidity are cash flows from operations, existing cash balances, asset sales, and borrowings under available credit facilities, if necessary. A portion of the Company's cash flows from operations are generated outside of the U.S. Accordingly, the Company utilizes a combination of cash repatriation strategies, including dividends, royalties, intercompany loan repayments and other distributions and advances to provide the funds necessary to meet obligations globally. The Company’s ability to access funds from its subsidiaries using these repatriation strategies is subject to, among other things, customary regulatory and statutory requirements and contractual arrangements including joint venture agreements and local debt agreements. Additionally, such repatriation strategies may be adjusted or modified as the Company continues to, among other things, rationalize its business portfolio and cost structure.

The Company's ability to fund its liquidity needs is dependent on the level, variability and timing of its customers' worldwide vehicle production, which may be affected by many factors including, but not limited to, general economic conditions, specific industry conditions, financial markets, competitive factors and legislative and regulatory changes. The Company monitors the macroeconomic environment and its impact on vehicle production volumes in relation to the Company's specific cash needs. The Company's intra-year needs are impacted by seasonal effects in the industry, such as mid-year shutdowns, the subsequent ramp-up of new model production and the additional year-end shutdowns by primary customers.

Credit Facilities

On April 9, 2014, the Company entered into a new credit agreement, which provides for (i) delayed draw term loans in an aggregate principal amount of $600 million that mature on April 9, 2021, and (ii) a $200 million revolving credit facility that matures on April 9, 2019. Up to $75 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility. Up to $20 million of the Revolving Facility is available for swing line advances, and any such swing line advances will reduce the amount available for loans under the Revolving Facility. The Company may request increases in the limits under the Term Facility and the Revolving Facility and may request the addition of one or more term loan facilities under the Credit Agreement. The facilities were rated as BB- and B1 by S&P and Moody's, respectively. On June 23, 2014, the Company drew the $600 million term loan. During 2014, the Company made the required mandatory quarterly repayments of 0.25% of the initial term loan totaling $3 million. As of December 31, 2014, $597 million face value was outstanding under the Term Facility, and there were no outstanding borrowings under the Revolving Facility.

The Company executed an Amendment to the Credit Agreement on March 25, 2015. The Amendment, among other things, provides for certain modifications to the Credit Agreement to permit Visteon’s sale (the “Climate Transaction”) of its ownership interest in HVCC and otherwise to update the Credit Agreement to account for HVCC no longer being a subsidiary of Visteon following the Climate Transaction. While certain waivers granted under the Amendment became effective on March 25, 2015, the amendments relating to the Climate Transaction will become effective substantially concurrently with the consummation of the Climate Transaction. Under the Amendment, Term Lenders agree to waive that 100% of the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from the Climate Transaction be used to prepay the Term Loans so long as such Net Cash Proceeds are used to prepay the Term Loans within five Business Days of the receipt of such Net Cash Proceeds in an amount sufficient to reduce the aggregate principal amount of Term Loans outstanding after giving effect to such prepayment to no more than $350 million. In association with the Amendment, the facilities were upgraded to BB and Ba3 by S&P and Moody's, respectively.

Visteon consummated the Climate Transaction on June 9, 2015 and subsequently paid down $246 million term loan principal on June 12, 2015 to reduce aggregate principal amount of Term Loans outstanding to $350 million. In connection with the principal reduction, the 0.25% mandatory quarterly prepayment obligation was considered met, therefore Visteon will cease making quarterly amortization payments.

Availability under outstanding affiliate credit facilities as of December 31, 2014 is approximately $38 million and certain of these facilities have pledged assets as security. Access to additional capital through the debt or equity markets is influenced by the Company's credit ratings. At December 31, 2014, the Company's corporate credit ratings were B1 by Moody's with a stable outlook and B+ by S&P with a positive outlook.

Cash Balances

As of December 31, 2014, the Company had total cash balances of $836 million, including $351 million of cash held for sale and $9 million of restricted cash. Cash balances totaling $558 million were located in jurisdictions outside of the United States, of which approximately $245 million is considered permanently reinvested for funding ongoing operations outside of the U.S.  If such permanently reinvested funds are needed for operations in the U.S., the Company would be required to accrue additional tax expense, primarily related to foreign withholding taxes.

Interiors Divestiture

In connection with the Interiors Divestiture and November 1, 2014 Master Closing, the Company agreed to provide a $56 million revolving credit facility to the buyer. As transactions related customer purchase order changes are effected over the next several months, increasing the backing of the buyer implemented factoring facility, the seller backed facility is expected to be reduced. The seller-backed facility obligation can also be reduced if the buyer adds working capital facilities in Russia and Thailand. Draws under this seller-backed facility will only be available if certain of the external credit facilities are fully drawn, and any draws on the seller-backed facility generally must be repaid prior to the repayment of the external credit facilities. The seller-backed facility has a maturity of three years, an interest rate of Libor plus 5% and a default rate of interest for any interest and/or principal payment defaults. As of December 31, 2014, there were no draws on this facility, and the amount of the facility was $56 million. As of July 31, 2015, this revolving credit facility to the buyer was reduced to $39 million as additional receivable financing became available to the buyer.

In connection with the Interiors Divestiture, the Company completed the sale of Interiors operations in Thailand on February 2, 2015. Additionally, the Company expects the Argentina and Brazil portions of the Interiors Divestiture to close by the second half of 2015. The remaining Interiors Divestiture transactions are subject to various conditions, including regulatory and antitrust approvals, receipt of other third party consents and approvals and other customary closing conditions, and may be subject to further cash impacts based on purchase price adjustments at the time of closing which may be material.

The Company's goal is to complete the disposal of its remaining Interiors business that is not subject to the Interiors Divestiture during the next year. Due to certain liabilities and capital requirements of the remaining Interiors business, Visteon may be required to contribute cash to such business in connection with any disposition, which amounts could be material.

Climate Transaction

On June 9, 2015, Visteon completed the sale of all its shares in HVCC to the Purchasers. The Climate Transaction closed for approximately $3.4 billion, or KRW 52,000 per share, after adjusting for the 2014 dividend paid by HVCC to Visteon, pursuant to and in accordance with the Purchase Agreement, dated as of December 17, 2014, among Visteon and the Purchasers. The Company received net cash proceeds of approximately $2.7 billion and recognized a pre-tax gain of approximately $2.3 billion in connection with the the closing of the Climate Transaction in June, 2015.

Based on current market conditions, the Company has announced its intention to return a portion of the Climate Transaction proceeds to stockholders, ranging from approximately $2.5 billion to $2.75 billion, through a structured series of actions including repurchases of common stock and/or a special dividend. On June 16, 2015, the Company entered into a $500 million accelerated share repurchase as the first of these shareholder return actions. The Company also prepaid $246 million on its Term Loan Facility and intends to use the remaining proceeds from the Climate Transaction for general corporate purposes, which may include investments in restructuring and strategic investments to support the continued expansion of the vehicle cockpit electronics business.

As of June 30, 2015 the remaining cash related to the Climate Transaction proceeds is invested in a diversified portfolio of conservative cash and cash equivalents including money market funds, commercial paper rated A2/P2 and above with maturity under three months, and time deposits which mature under three months with highly rated banking institutions.  The Company has $964 million in AAA rated money market mutual funds, all with daily liquidity, that are invested in high quality government and prime securities with asset values exceeding $15 billion per fund.  The recorded value of such funds approximates fair value based on the nature of the investment. In July 2015, the Company placed $1 billion of the proceeds into separately managed accounts with two institutional money managers who will continue to invest the funds in conservative, diversified portfolios with a target four month average duration.

Share Repurchase Program

On May 8, 2014, the Company announced an accelerated share buy-back ("ASB") program with a third-party financial institution to repurchase shares of common stock for an aggregate purchase price of $500 million. Under the program, the Company paid the financial institution $500 million and received an initial delivery of 3,394,157 shares of common stock using a reference price of $92.07, and an additional delivery of 1,129,001 shares of common stock following the conclusion of the hedge period which determined a certain minimum amount of shares guaranteed under a portion of the program that had a maximum per share price of $100.54. The final settlement will be generally based on the volume-weighted average price of the Company's common stock over a period of up to approximately 12 months, less a negotiated discount, 50 percent of which will be subject to a maximum per share price. On October 15, 2014, the capped portion of the program concluded, and the Company received an additional 112,269 shares. The final settlement price for all shares delivered under the capped portion of the program was $96.19. As of December 31, 2014, $375 million remained authorized and available for repurchase through December 31, 2015.

On June 11, 2015, the Company's board of directors authorized an additional $125 million of share repurchase for a total of $500 million available for share repurchase. On June 15, 2015, the Company entered into another ASB program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $500 million. Under the program, the Company paid the financial institution $500 million and received an initial delivery of 3,712,297 shares of common stock, which is approximately 80% of the total number of shares of the Company’s common stock expected to be repurchased under the ASB Agreement based on the closing price of the Company’s common stock on June 15, 2015. The final number of shares to be repurchased will be based on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the transaction, less an agreed discount and subject to adjustments pursuant to the terms and conditions of the ASB Agreement. The final settlement of the transaction under the ASB Agreement is expected to occur by the end of 2015 but may be accelerated at the option of the third-party financial institution.

The Company anticipates that additional repurchases of common stock, if any, would occur from time to time in open market transactions or in privately negotiated transactions depending on market and economic conditions, share price, trading volume, alternative uses of capital and other factors.

Restructuring

At December 31, 2014, the Company had restructuring accruals totaling $39 million including amounts associated with discontinued operations which are expected to be settled in cash during 2015. Additionally, the Company commenced a restructuring program during 2014 designed to achieve annual cost savings of approximately $70 million by the end of 2017 through synergies associated with the Electronics Acquisition. The Company expects to incur up to $60 million of restructuring costs during the program to achieve the targeted annual savings. Approximately $37 million was recorded under this program during the year ended December 31, 2014 and $30 million was accrued at December 31, 2014. The Company anticipates recording additional restructuring charges related to this program in future periods as underlying plans are finalized.

Given the economically-sensitive and highly competitive nature of the automotive industry, the Company continues to closely monitor current market factors and industry trends taking action as necessary, including but not limited to, additional restructuring actions. However, there can be no assurance that such actions will be sufficient to fully offset the impact of adverse factors on the Company or its results of operations, financial position and cash flows.

Other

In connection with the Electronics Acquisition, the Company expects to incur total integration costs of $35 million. During the year ended December 31, 2014, the Company incurred $18 million of these integration costs. Remaining integration costs, primarily attributable to the migration of information systems, are expected to be incurred during the year ending December 31, 2015.

Cash contributions to non-U.S. retirement plans, excluding those held for sale, are expected to be $16 million during 2015 and cash contributions to U.S. retirement plans are expected to be $1 million during 2015. Estimated cash contributions for 2016 through 2018, under current regulations and market assumptions and excluding amounts associated to plans within the Climate and Interiors business, are approximately $39 million.

During 2012, Korean tax authorities commenced a review of the Company's South Korean affiliates (including Halla) for tax years 2007 through 2012, and issued formal notice of assessments, including penalties, of approximately $25 million for alleged underpayment of withholding tax on dividends paid and other items, including certain management service fees charged by Visteon. The Company's South Korean affiliates have paid approximately $25 million to the tax authorities in 2013, as required under South Korean tax regulations, to pursue the appeals process. During the third quarter of 2014, the tax authorities refunded approximately $11 million to the Company's South Korean affiliates comprised of $5 million representing substantially all of the tax associated with the management service fees charged by Visteon and $6 million representing a partial refund related to the withholding tax on dividends paid. The Company continues to evaluate all available settlement opportunities, including litigation related primarily to the outstanding withholding tax item and believes it is more likely than not that it will receive a favorable outcome. During the fourth quarter of 2014, the Company abandoned pursuing further appeals related to serveral other items related to the South Korean audit resulting in a charge to income tax expense through discontinued operations of approximately $3 million. During 2012, Brazilian tax authorities issued tax assessment notices to Visteon Sistemas Automotivos (“Sistemas”) of approximately $15 million related to the sale of its chassis business to a third party. During 2013, after attempts to reopen an appeal of the administrative decision failed, Sistemas opened a judicial proceeding against the government to address the notice which required a deposit in the amount of the assessment in order to suspend the debt and allow Sistemas to operate regularly before the tax authorities. The Company believes that the risk of a negative outcome is remote once the matter is fully litigated at the highest judicial level. These appeal payments in Korea and Brazil, as well as contingent income tax refund claims associated with other jurisdictions, total $31 million as of December 31, 2014 and are included in Other non-current assets on the consolidated balance sheet.

Cash Flows

Operating Activities
The Company generated $284 million of cash from operating activities during the year ended December 31, 2014, compared to $312 million during the same period of 2013 for a decrease of $28 million. During the year ended December 31, 2014, lower cash dividends from non-consolidated affiliates contributed $162 million of the decrease in cash from operating activities. Increase in working capital use of $159 million was impacted by higher past dues of approximately $60 million, increases in unbilled receivables primarily due to the timing of tooling development activity and customer payments of approximately $35 million, higher outflows in the Interiors business driven primarily by the timing within the year of when the businesses were divested of approximately $30 million, the non-recurrence of changes in receivable terms for certain customers in Asia of approximately $16 million, and productivity related payment timing impact of approximately $15 million. These decreases were partially offset by non-recurrence of approximately $100 million in tax payments during the year ended December 31, 2013 associated with sale of the Company's 50% ownership interest in Yanfeng and withholding taxes on dividends from the Yanfeng entities, net tax refunds received from Korean tax authorities of approximately $10 million compared to making tax payments to Korean and Brazilian tax authorities of $38 million in the same period of 2013 resulting in an improvement in operating cash of $48 million and increased recoverable tax collections including incremental value-added taxes of approximately $15 million. The remaining difference was driven by higher collections as compared to payments related to increased profitability from favorable cost performance, volume and mix including the impact of the Electronics Acquisition and YFVE.

The Company generated $312 million of cash from operating activities during the year ended December 31, 2013, compared to $239 million during the same period of 2012 for an increase of $73 million. Higher cash dividends from non-consolidated affiliates contributed $83 million of the increase in cash from operating activities. Changes in receivable terms for certain customers in Asia of $32 million, lower restructuring payments of $17 million, and lower employee benefit related payments of $8 million also contributed to the increase. These increases were partially offset by $86 million in tax payments associated with sale of the Company's 50% ownership interest in Yanfeng, $52 million of incremental value-added tax payments, $38 million of payments to the Korean and Brazilian tax authorities, and the non-recurrence of customer accommodation agreement payments received in 2012 of $21 million. The remaining increase was driven by higher collections as compared to payments related to increased profitability from favorable production volume and product mix as well as higher payables related to increased year-end capital spending and inventory levels.

Investing Activities

Cash used by investing activities during the year ended December 31, 2014 totaled $740 million, compared to net cash provided from investing activities of $698 million for the same period in 2013. Cash used by investing activities during the year ended December 31, 2014 was driven by acquisition and divestiture activities including the Electronics Acquisition, the Thermal Acquisition, and the Interiors Divestiture. Cash used by investing activities for the year ended December 31, 2014 also included $340 million for capital expenditures, an increase of $71 million compared to the same period in 2013, representing capital requirements to support continued business growth. Cash provided by investing activities during the year ended December 31,

2013 included $977 million of proceeds from asset sales and business divestitures compared to $66 million during the same period of 2014. Cash proceeds from asset sales and business divestitures during the year ended December 31, 2013 included $928 million of proceeds from the sale of the Company's 50% ownership interest in Yanfeng.

Cash provided from investing activities during the year ended December 31, 2013 totaled $698 million, compared to net cash used by investing activities of $40 million for the same period in 2012. Cash provided from investing activities during the year ended December 31, 2013 included $928 million of proceeds from the sale of the Company's 50% ownership interest in Yanfeng, $49 million in proceeds from the sale of various investments including Visteon's 50% ownership interest in Visteon TYC Corporation, its 20% ownership interest in Dongfeng Visteon Automotive Trim Systems Co., Ltd, and its 29% ownership interest in Toppower Automotive Electronics Co., Ltd. Cash from investing activities also increased by $38 million related to the consolidation of YFVE. These increases in cash from investing activities were partially offset by $269 million of capital expenditures and a $48 million investment in a non-consolidated electronics holding company owned 50% by Visteon and 50% by Yanfeng. Cash used by investing activities during the year ended December 31, 2012 included $229 million of capital expenditures, partially offset by approximately $100 million of proceeds from the Lighting and R-Tek divestitures and $91 million of proceeds from asset sales primarily related to the Company's headquarters.

Financing Activities

Cash used by financing activities during the year ended December 31, 2014 totaled $359 million, compared to $141 million for the same period in 2013 for an increase in use of $218 million. Cash used by financing activities during the year ended December 31, 2014 included $500 in share repurchases, the redemption of $350 million of outstanding 6.75% Senior Notes due 2019 at 105.063% and $50 million at 103% of par, and $97 million of dividends paid to non-controlling interests. This was partially offset by $590 million of net proceeds from the draw on the Company's Term Facility and a net increase in other affiliate short-term debt of $39 million primarily at HVCC to support the Thermal Acquisition.

Cash used by financing activities during the year ended December 31, 2013 totaled $141 million, compared to $115 million for the same period in 2012 for an increase of $26 million. Cash used by financing activities during the year ended December 31, 2013 included $250 million in stock repurchases under accelerated stock buyback programs, $52 million related to the redemption of outstanding 6.75% Senior Notes due April 2019, $22 million of dividends paid to non-controlling interests, and a net decrease in other affiliate debt of $17 million. These financing cash uses were partially offset by $195 million of proceeds related to HVCC unsecured bilateral term loans. Cash used by financing activities of $115 million during the year ended December 31, 2012 included $52 million related to the redemption of outstanding 6.75% Senior Notes due April 2019 at 103%, $50 million in stock repurchases and $27 million of dividends paid to non-controlling interests. The Company's credit agreements contain restrictions regarding the amount of cash payments for dividends the Company may make.

Debt and Capital Structure

Information related to the Company’s debt and related agreements is set forth in Note 14, “Debt” to the consolidated financial statements which are included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. Information related to the Company’s stockholders’ equity is set forth in Note 19, “Stockholders’ Equity and Non-controlling Interests” to the consolidated financial statements which are included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

The Company’s short and long-term debt consists of the following:

		Weighted Average Interest Rate		Carrying Value
	Maturity	2014	2013	2014	2013
				(Dollars in Millions)
Short-term debt:
Current portion of long-term debt		3.5%	N/A	$8	$—
Short-term borrowings		3.6%	8.3%	21	1
Total short-term debt				$29	$1
Long-term debt:
6.75% Senior notes due April 15, 2019	2019	N/A	6.75%	$—	$396
Term facility due April 9, 2021	2021	3.5%	N/A	583	—
Other	2014-2018	4.2%	3.4%	4	2
Total long-term debt				$587	$398

Short Term Borrowings

Short-term borrowings are related to the Company's non-U.S. joint ventures and are payable in Chinese Renminbi and Russian Ruble. As of December 31, 2014, the Company had short-term borrowings of $21 million.

Term Facility Due April 9, 2021 and Revolving Credit Facility

On April 9, 2014, the Company entered into a new credit agreement (the “Credit Agreement”), by and among the Company as borrower, each lender from time to time party thereto, each letter of credit issuer from time to time party thereto and Citibank, N.A. as administrative agent (the “Administrative Agent”), which provides for (i) delayed draw term loans in an aggregate principal of $600 million (the “Term Facility”) and (ii) a $200 million revolving credit facility (the “Revolving Facility”). The Company and certain of its subsidiaries have granted a security interest in substantially all of their respective property, subject to certain limitations.

At the Company’s option, loans under the Term Facility and Revolving Facility may be maintained from time to time at an interest rate equal to the applicable rate (“Applicable Rate”) plus the applicable domestic rate (“Base Rate”) or the LIBOR-based rate (“Eurodollar Rate”). The Base Rate shall be a fluctuating rate per annum equal to the highest of (i) the rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the following Business Day, plus 0.50%; (ii) the rate established by the Administrative Agent as its “prime rate” at its principal U.S. office and (iii) the Eurodollar Rate (which, for the purposes of establishing the Base Rate, shall not be less than 0.75%) plus 1%. The Eurodollar Rate shall be equal to the quotient obtained by dividing (a) the ICE Benchmark Administration Limited LIBOR Rate by (b) the difference between 1.00 and the reserve percentage under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement with respect to Eurocurrency funding. The Applicable Rate varies based on certain corporate credit ratings at the time of borrowing, and ranges from 1.00% to 1.75% for Base Rate loans and 2.00% to 2.75% for Eurodollar Rate loans.

Up to $75 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility. Up to $20 million of the Revolving Facility is available for swing line advances, and any such swing line advances will reduce the amount available for loans under the Revolving Facility. The Company may request increases in the limits under the Term Facility and the Revolving Facility and may request the addition of one or more term loan facilities under the Credit Agreement.

The Term Facility shall mature on April 9, 2021 (the “Term Facility Maturity Date”), and the Revolving Facility shall mature on April 9, 2019 (the “Revolving Facility Maturity Date”). Loans made under the Term Facility are due and payable in full on the Term Facility Maturity Date. Loans made under the Revolving Facility are due and payable in full on the Revolving Facility Maturity Date. Outstanding borrowings may be prepaid without penalty (other than borrowings made for the purpose of reducing the effective interest rate margin or weighted average yield of the loans) in $100,000 increments over $500,000 for loans maintained under the Base Rate and in $250,000 increments over $1,000,000 for loans maintained under the Eurodollar Rate. There are mandatory prepayments of principal in connection with: (i) excess cash flow sweeps (in the amount of 50%, with step downs to 25% and 0% of the excess cash flow, depending on the then-applicable leverage), (ii) certain asset sales or other dispositions

(including as a result of casualty or condemnation), (iii) certain refinancings of indebtedness and (iv) over-advances under the Revolving Facility. The Company is also required to repay quarterly 0.25% of the initial term loan drawn.

The Credit Agreement requires the Company and its subsidiaries to comply with customary affirmative and negative covenants, including financial covenants and contains customary events of default. The Term Facility and the Revolving Facility require that, as of the last day of any four consecutive fiscal quarters of the Company last ended (commencing as of June 30, 2014), the Company maintain a total net leverage ratio no greater than 3.00:1.00 (the “Financial Maintenance Covenant”). During any period when the Company’s corporate and family ratings meet certain specified ratings, certain of the negative covenants shall be suspended and the Financial Maintenance Covenant shall only be tested with respect to the Revolving Facility. As of December 31, 2014, the Company was in compliance with the Financial Maintenance Covenant.

All obligations under the Credit Agreement and obligations in respect of certain cash management services and swap agreements with the lenders and their affiliates are unconditionally guaranteed by certain of the Company’s subsidiaries. In connection with the Credit Agreement, on April 9, 2014, (i) the Company, certain of its subsidiaries and the Administrative Agent entered into a Security Agreement (the “Security Agreement”), (ii) certain subsidiaries of the Company and the Administrative Agent entered into a Guaranty Agreement (the “Guaranty Agreement”) and (iii) the Company, certain of its subsidiaries and the Administrative Agent entered into an Intellectual Property Security Agreement (the “Intellectual Property Security Agreement” and, together with the Security Agreement and the Guaranty Agreement, the “Security Documents”). Pursuant to the Security Documents, all obligations under the Credit Agreement are secured by a first-priority perfected lien (subject to certain exceptions) in substantially all of the property of the Company and the subsidiaries party to the Security Agreement, subject to certain limitations.

In connection with signing of the Credit Agreement, on April 9, 2014, the Company terminated its $130 million revolving loan credit agreement dated October 1, 2010. In the second quarter of 2014, the Company also redeemed its remaining $396 million of 6.75% Senior Notes due April 15, 2019 outstanding. On June 23, 2014, the Company drew the $600 million term loan, net of an original issue discount of $9 million. During 2014, the company made the required mandatory quarterly repayments of 0.25% of the initial term loan totaling $3 million. As of December 31, 2014, $597 million face value was outstanding under the Term Facility, and there were no outstanding borrowings under the Revolving Facility.

The Company executed an Amendment to the Credit Agreement on March 25, 2015. The Amendment, among other things, provides for certain modifications to the Credit Agreement to permit Visteon’s sale (the “Climate Transaction”) of its ownership interest in Halla Visteon Climate Control Corporation (“HVCC”) and otherwise to update the Credit Agreement to account for HVCC no longer being a subsidiary of Visteon following the Climate Transaction. While certain waivers granted under the Amendment became effective on March 25, 2015, the amendments relating to the Climate Transaction will become effective substantially concurrently with the consummation of the Climate Transaction. Under the Amendment, Term Lenders agree to waive the requirement that 100% of the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from the HVCC Sale be used to prepay the Term Loans so long as such Net Cash Proceeds are used to prepay the Term Loans within five Business Days of the receipt of such Net Cash Proceeds in an amount sufficient to reduce the aggregate principal amount of Term Loans outstanding after giving effect to such prepayment to no more than $350 million.

Visteon consummated the Climate Transaction on June 9, 2015 and subsequently paid down $246 million term loan principal on June 12, 2015 to reduce aggregate principal amount of Term Loans outstanding to $350 million. In connection with the principal reduction, the 0.25% mandatory quarterly prepayment obligation was considered met, therefore Visteon will cease making quarterly amortization payments.

Other Long-Term Debt

Other long-term debt includes amounts associated with the Company's information technology software leases. As of December 31, 2014, the Company had $4 million other long-term debt denominated in U.S. dollar.

Stock Warrants

Stock warrants to purchase up to 2,355,000 shares of common stock at an exercise price of $9.66 per share, which expire October 1, 2020 may be net share settled and are recorded as permanent equity in the Company’s consolidated balance sheets with 909 warrants outstanding at both December 31, 2014 and 2013. These warrants were valued at $15.00 per share on the October 1, 2010 issue date using the Black-Scholes option pricing model.

Stock warrants to purchase up to 1,552,774 shares of common stock at an exercise price of $58.80 per share, which expire October 1, 2015 may be net share settled and are recorded as permanent equity in the Company’s consolidated balance sheets with 806,436 and 1,548,387 warrants outstanding at December 31, 2014 and 2013, respectively. These warrants were valued at $3.62 per share on the October 1, 2010 issue date using the Black-Scholes option pricing model.

If the Company pays or declares a dividend or makes a distribution on common stock payable in shares of its common stock, or if the Company pays an extraordinary dividend (as defined in each Warrant Agreement), the number of shares a warrant holder is entitled to receive or the warrant exercise price may be subject to adjustment in accordance with the terms of the respective Warrant Agreement.

Treasury Stock

At December 31, 2014 and 2013, the Company held approximately 10,080,525 and 5,640,000 shares of common stock in treasury. These shares may be used in satisfying obligations under employee incentive compensation arrangements. The Company values shares of common stock held in treasury at cost.

Since July 2012, the Company's board of directors has authorized a total of $1.175 billion in share repurchases. In connection with these authorizations, the Company announced an accelerated share buyback program that contributed 4,635,427 shares to treasury stock in 2014 and completed two accelerated share buyback programs during 2013 that contributed 3,885,978 shares to treasury stock in 2013. Also in connection with these authorizations, the Company added a total of 1,005,559 shares to treasury stock in 2012 through open market purchases. As of December 31, 2014, $375 million remains authorized and available for repurchase through December 31, 2015.

Subsequently, on June 11, 2015, the Company's board of directors authorized an additional $125 million of share repurchase for a total of $500 million available for share repurchase. On June 15, 2015, the Company entered a new ASB program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $500 million. Under the program, the Company paid the financial institution $500 million and received an initial delivery of 3,712,297 shares of common stock, which is approximately 80% of the total number of shares of the Company’s common stock expected to be repurchased under the ASB Agreement based on the closing price of the Company’s common stock on June 15, 2015. The final number of shares to be repurchased will be based on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the transaction, less an agreed discount and subject to adjustments pursuant to the terms and conditions of the ASB Agreement. The final settlement of the transaction under the ASB Agreement is expected to occur by the end of 2015 but may be accelerated at the option of the third-party financial institution.

Off-Balance Sheet Arrangements

The Company has a $15 million Letter of Credit ("LOC") Facility with US Bank National Association, which expires on September 30, 2015. This agreement was amended in September 2013 to extend the agreement for an additional two years, having an expiration date of September 30, 2015. Under the terms of the LOC facility, the Company must maintain a collateral account with U.S. Bank equal to 103% of the aggregated stated amount of the issued LOCs (or 110% for non-U.S. currencies) with reimbursement for any draws. As of December 31, 2014, the Company had $7 million of outstanding letters of credit issued under this facility and secured by restricted cash. In addition, the Company had $16 million of locally issued letters of credit to support various customs arrangements and other obligations at its local affiliates of which $2 million are secured by cash collateral. Of the $16 million locally issued letters of credit, $11 million are related to HVCC.

In connection with the Interiors Divestiture and November 1, 2014 Master Closing, the Company agreed to provide a $56 million revolving credit facility to the buyer. The seller-backed facility has a maturity of three years, an interest rate of Libor plus 5% and a default rate of interest for any interest and/or principal payment defaults. As of December 31, 2014, there were no draws on this facility, and the amount of the facility was $56 million. As of July 31, 2015, this revolving credit facility to the buyer was reduced to $39 million as additional receivable financing became available to the buyer.

Contractual Obligations

The following table summarizes the Company's contractual obligations, including discontinued operations, existing as of December 31, 2014:

	Total	2015	2016-2017	2018-2019	2020 & After
	(Dollars in Millions)
Debt, including capital leases	$981	$142	$250	$13	$576
Purchase obligations	451	213	222	16	—
Interest payments on long-term debt	179	29	57	55	38
Operating leases	155	33	42	22	58
Total contractual obligations	$1,766	$417	$571	$106	$672
This table excludes amounts related to the Company's income tax liabilities associated with uncertain tax positions impacting the effective rate of $40 million as of December 31, 2014 as the Company is unable to make reasonable estimates for the periods in which these liabilities may become due. The Company does not expect a significant payment related to these obligations to be made within the next twelve months.

The Company also has minimum funding requirements with respect to pension obligations. The Company may elect to make contributions in excess of the minimum funding requirements in response to investment performance or changes in interest rates. The Company expects to make cash contributions to its U.S. defined benefit pension plans of $1 million and $16 million to non-U.S. defined benefit pension plans during 2015. The Company’s expected 2015 contributions may be revised.

Critical Accounting Estimates

The Company’s consolidated financial statements and accompanying notes as included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Accordingly, the Company’s significant accounting policies have been disclosed in the consolidated financial statements and accompanying notes under Note 2 “Summary of Significant Accounting Policies.” The Company provides enhanced information that supplements such disclosures for accounting estimates when the estimate involves matters that are highly uncertain at the time the accounting estimate is made and different estimates or changes to an estimate could have a material impact on the reported financial position, changes in financial condition or results of operations.

When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires the Company’s management to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimates and judgments of the amounts and disclosures in the financial statements.

Fair Value Measurements

The Company uses fair value measurements in the preparation of its financial statements, utilizing various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk.

In accounting for business combinations, the purchase price of an acquired business is allocated to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. Determining the fair values of assets acquired and liabilities assumed requires management's judgment, the utilization of independent appraisal firms and often involves the use of significant estimates and assumptions with respect to the timing and amount of future cash flows, market rate assumptions, actuarial assumptions, and appropriate discount rates, among other items.

Pension Plans

Many of the Company’s employees participate in defined benefit pension plans or retirement/termination indemnity plans. The Company has approximately $454 million in unfunded pension liabilities, excluding plans held for sale, as of December 31, 2014, of which approximately $188 million and $266 million are attributable to U.S. and non-U.S. pension plans, respectively. The determination of the Company’s obligations and expense for its pension plans is dependent on the Company’s selection of certain assumptions used by actuaries in calculating such amounts. Selected assumptions are described in Note 15 “Employee Retirement Benefits” to the Company’s consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K, which are incorporated herein by reference, including the discount rate, expected long-term rate of return on plan assets and rate of increase in compensation.

Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense in future periods. Therefore, assumptions used to calculate benefit obligations as of the annual measurement date directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits, excluding those held for sale, as of December 31, 2014 are as follows:

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    Long-term rate of return on plan assets: The expected long-term rate of return is used to calculate net periodic pension cost. The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time the expected long-term rate of return on plan assets is designed to approximate actual returns. The expected long-term rate of return for pension assets has been estimated based on various inputs, including historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding expected capital market returns, inflation and other variables.

In determining its pension expense for 2014, the Company used long-term rates of return on plan assets ranging from 2.3% to 11.5% outside the U.S. and 7% in the U.S. The Company has set the assumptions for its 2015 pension expense which range from 1.5% to 11.7% outside the U.S. and 7% in the U.S. Actual returns on U.S. pension assets for 2014, 2013 and 2012 were 14.4%, 9.2% and 9.6%, respectively, compared to the expected rate of return assumption of 7%, 7% and 7% respectively, for each of those years. The Company’s market-related value of pension assets reflects changes in the fair value of assets over a five-year period, with a one-third weighting to the most recent year. Market-related value was reset to fair value at October 1, 2010.

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    Discount rate: The discount rate is used to calculate pension obligations. The discount rate assumption is based on market rates for a hypothetical portfolio of high-quality corporate bonds rated Aa or better with maturities closely matched to the timing of projected benefit payments for each plan at its annual measurement date. The Company used discount rates ranging from 0.8% to 11.7% to determine its pension and other benefit obligations as of December 31, 2014, including weighted average discount rates of 4% for U.S. pension plans, and 3.2% for non-U.S. pension plans.

While the Company believes that these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect the Company’s pension benefit obligations and its future expense. The following table illustrates the sensitivity to a change in certain assumptions for Company sponsored U.S. and non-U.S. pension plans on its 2014 funded status and 2015 pre-tax pension expense.

	Impact on U.S. 2015 Pre-tax Pension Expense	Impact on U.S. Plan 2014 Funded Status	Impact on Non-U.S. 2015 Pre-tax Pension Expense	Impact on Non-U.S. Plan 2014 Funded Status
25 basis point decrease in discount rate (a)(b)	- $1 million	-$31 million	+$1 million	-$29 million
25 basis point increase in discount rate (a)(b)	+ $1 million	+$30 million	-$1 million	+$27 million
25 basis point decrease in expected return on assets (a)	+$2 million		+$1 million
25 basis point increase in expected return on assets (a)	-$2 million		-$1 million
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(a) Assumes all other assumptions are held constant.
(b) Excludes impact of assets used to hedge discount rate volatility.

Impairment of Goodwill, Long-Lived Assets and Certain Identifiable Intangibles

The Company performs either a qualitative or quantitative assessment of goodwill for impairment at the reporting unit level on an annual basis. Impairment testing is also required if an event or circumstance indicates that an impairment is more likely than not to have occurred. The qualitative assessment considers several factors at the reporting unit level including the excess of fair value over carrying value as of the last quantitative impairment test, the length of time since the last fair value measurement, the current carrying value, market and industry metrics, actual performance compared to forecast performance, and the current outlook on the business. If the qualitative assessment indicates it is more likely than not that goodwill is impaired, the reporting unit is quantitatively tested for impairment. To quantitatively test goodwill for impairment, the fair value of each reporting unit is determined and compared to its carrying value. If the carrying value exceeds fair value, then impairment may exist and further evaluation is required. Estimated fair values are based on the projected future discounted cash flows. The company assesses the reasonableness of these estimated fair values using market based multiples of comparable companies. If the carrying value exceeds the fair value, an impairment loss is measured and recognized. Goodwill fair value measurements are classified within Level 3 of the fair value hierarchy, which are generally determined using unobservable inputs.

Long-lived assets and intangible assets subject to amortization are required to be reviewed for impairment when certain indicators of impairment are present. Impairment exists if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets. Generally, when impairment exists the long-lived assets are adjusted to their respective fair values. In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Asset grouping requires a significant amount of judgment. Accordingly, facts and circumstances will influence how asset groups are determined for impairment testing. In assessing long-lived assets for impairment, management considered the Company’s product line portfolio, customers and related commercial agreements, labor agreements and other factors in grouping assets and liabilities at the lowest level for which identifiable cash flows are largely independent. Additionally, in determining fair value of long-lived assets, management uses appraisals, management estimates or discounted cash flow calculations.

Product Warranty and Recall

The Company accrues for warranty obligations for products sold based on management estimates, with support from the Company’s sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations. The Company accrues for product recall claims related to potential financial participation in customer actions to provide remedies as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company's accrual for recall claims is based on specific facts and circumstances underlying individual claims with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.

Income Taxes

The Company is subject to income taxes in the U.S. and numerous non-U.S. jurisdictions. Significant judgment is required in determining the Company’s worldwide provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against the Company’s net deferred tax assets. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred tax assets when, based on all available evidence, both positive and negative, it is more likely than not that such assets will not be realized. This assessment, which is completed on a jurisdiction-by-jurisdiction basis, requires significant judgment, and in making this evaluation, the evidence considered by the Company includes, historical and projected financial performance, as well as the nature, frequency and severity of recent losses along with any other pertinent information.

In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. Accruals for tax contingencies are provided for as it relates to income tax risks and non-income tax risks, where appropriate.

Recent Accounting Pronouncements

See Note 2 “Summary of Significant Accounting Policies” to the accompanying consolidated financial statements under Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for a discussion of recent accounting pronouncements.

Forward-Looking Statements

Certain statements contained or incorporated in this Annual Report on Form 10-K which are not statements of historical fact constitute “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed in Item 1A under the heading “Risk Factors” and elsewhere in this report. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent the Company’s estimates and assumptions only as of the date of this report. The Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made and qualifies all of its forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this document, could affect the Company’s future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

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    Visteon’s ability to satisfy its future capital and liquidity requirements; Visteon’s ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to Visteon; Visteon’s ability to comply with covenants applicable to it; and the continuation of acceptable supplier payment terms.

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    Visteon’s ability to satisfy its pension and other postretirement employee benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management.

•	Visteon’s ability to access funds generated by its foreign subsidiaries and joint ventures on a timely and cost effective basis.

•	Changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of Visteon’s customers.

•	Changes in vehicle production volume of Visteon’s customers in the markets where it operates, and in particular changes in Ford’s and Hyundai Kia’s vehicle production volumes and platform mix.

•	Increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas.

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    Visteon’s ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve its operating performance; to achieve the benefits of its restructuring actions; and to recover engineering and tooling costs and capital investments.

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Visteon’s ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements.

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    Restrictions in labor contracts with unions that restrict Visteon’s ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures.

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The costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential asset impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities.

•	Significant changes in the competitive environment in the major markets where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.

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    Legal and administrative proceedings, investigations and claims, including shareholder class actions, inquiries by regulatory agencies, product liability, warranty, employee-related, environmental and safety claims and any recalls of products manufactured or sold by Visteon.

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    Changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.

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    Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where Visteon purchases materials, components or supplies to manufacture its products or where its products are manufactured, distributed or sold.

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    Changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of Visteon’s products or assets.

•	Possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system or fuel prices and supply.

•	The cyclical and seasonal nature of the automotive industry.

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    Visteon’s ability to comply with environmental, safety and other regulations applicable to it and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations.

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Visteon’s ability to protect its intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that Visteon infringes their intellectual property rights.

•	Visteon’s ability to quickly and adequately remediate control deficiencies in its internal control over financial reporting.

•	Other factors, risks and uncertainties detailed from time to time in Visteon’s Securities and Exchange Commission filings.